UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2005

Maximum Dynamics, Inc.

(Exact name of registrant as specified in its charter)

Colorado	000-49954	84-1556886
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

Unit 6, College Park
Parklands, South Africa 7441
(Address of principal executive offices)

+1.857.559.6381
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events. Liquidation Plan. The Company decided on July 20, 2005, to immediately pursue the following liquidation plan:

(1)
Aggressively pursue the sale of its 80% equity stake in Tagnet International, S.A. (“Tagnet”) to a single buyer under the following proposed terms: (a) Tagnet’s assets will be sold for cash to a single buyer; (2) the single buyer will form a new company to continue the operations of Tagnet (“New Tagnet”) with new management team; and (3) New Tagnet will offer the Maximum Dynamics, Inc. shareholders the opportunity to exchange their shares of Maximum Dynamics, Inc. common stock for New Tagnet shares of common stock; and

(2)
Business operations of its South African subsidiary, Maximum Dynamics, Inc. SA (Pty) Ltd., have been formally closed and, as of July 20, 2005, placed into liquidation. Keto Business Solutions, (Pty) Ltd. was sold off for the equivalent of the cost of incorporation. There were no assets of value from either of the South African companies to be liquidated; and

(3)	Upon the completion of the asset sale, the Company intends to completely liquidate in accordance with Colorado law and distribute any available assets to the Company’s shareholders.

The Company has concluded that it will be unable to sustain its operations due to limited or irregular cash flow from current operations and the Company's inability to raise working capital through the sale of its common stock. Further, the Company has lost most of its employees through resignations.

On February 24, 2005, the Commission temporarily suspended trading of the common stock of the Company. The Commission, in the Release announcing the suspension (Securities and Exchange Act of 1934 Release 51247, dated February 24, 2005), stated: “The Commission temporarily suspended trading in the securities of Maximum because of questions regarding the accuracy of assertions to investors by Maximum in its most recent periodic filing (Form 10-QSB, filed December 3, 2004), and a press release dated January 10, 2005, concerning, among other things: 1) the reason why Maximum has experienced delays in fulfilling orders of its Tagnet product offering; and 2) that Maximum has signed an agreement that will enable it to offer its point-of-sale solutions to the prepaid market in Mexico and the United States.”

The temporary suspension of the trading of the Company’s common stock on the Over the Counter Bulletin Board has significantly hindered the ability of the Company to raise working capital through the sale of shares of its of Common Stock. While the Company will seek to provide information to the Commission to resolve any questions about the accuracy of the Company’s public filings raised in Commission Release 51247, the Company does not currently believe that it can afford the legal costs of contesting and seeking the removal of the suspension of the trading of its securities on the Over the Counter Bulletin Board or any related consequences of the suspension of trading, or that the market for the Company’s common stock will revive or can be sustained upon the lifting of the trading suspension and under current circumstances. The senior management of the Company has concluded that the best interests of the public shareholders of the Company will be best served by the liquidation plan.

The Company has been pursuing potential buyers of the assets of its subsidiaries since March 2005. This effort has included the Company approaching public companies about acquiring Tagnet as proposed under the liquidation plan. While there have been some expressions of interest from potential buyers and discussions with certain of those interested potential buyers, there can be no assurance that Maximum Dynamics, Inc. can sell its assets, do so on commercially reasonable terms and conditions, or sell Tagnet as proposed above or at all.

The Company will maintain a website with the latest information regarding the Company, its status, a method to get in contact with the Company and management and to advise shareholders how they can participate in any exchange of Company common stock for “New Tagnet” common stock.

On July 20, 2005, The Company issued a press release regarding the liquidation plan. A copy of the press release is attached hereto as Exhibit 99.1. The information contained in this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Maximum Dynamics, Inc.

By:	/s/ Eric Majors
Eric Majors, President

July 20, 2005

EXHIBIT INDEX

Exhibit Number	Description

99.1	July 20, 2005 Press Release by Maximum Dynamics, Inc. announcing liquidation plan.